CONSENT OF VAUGHAN CHAMBERLAIN

The undersigned hereby consents to the references to, and the information derived from, the mineral resource estimates for the Gramalote Project, and to the references, as applicable, to the undersigned's name included in or incorporated by reference in the Registration Statement on Form F-10 being filed by B2Gold Corp.

/s/ Vaughan Chamberlain
Vaughan Chamberlain, FAusIMM
December 11, 2015